Calculation of Filing Fee Tables
S-8
TrueBlue, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value	Other	1,850,000	$ 7.13	$ 13,190,500.00	0.0001381	$ 1,821.61
Total Offering Amounts:						$ 13,190,500.00		$ 1,821.61
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,821.61
Offering Note
[1]	(1) Represents additional shares of the Registrant's Common Stock reserved for issuance under the Registrant's Amended and Restated 2016 Omnibus Incentive Plan (the "2016 Plan"). (2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of the Registrant's Common Stock that may become issuable under the 2016 Plan as a result of any future stock splits, stock dividends or similar adjustments of the Registrant's outstanding Common Stock. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $7.13, based on the average of the high sales price ($7.30) and the low sales price ($6.95) for the Registrant's Common Stock as reported on the New York Stock Exchange on July 31, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources